Digital Media Solutions, LLC
4800 140th Ave N., Suite 101
Clearwater, FL 33762
September 30, 2021

Jonathan Katz

RE: Separation Waiver and Release
Dear Jonathan,
This letter agreement (“Agreement”) formalizes our understanding with you (“Employee”) regarding the separation of your employment with Digital Media Solutions, Inc., its parents, subsidiaries, affiliates, benefit plans, officers, stockholders, agents, employees and assigns (collectively, the “Company”).
1. The Company and Employee agree that Employee’s last day of active employment with the Company is September 30, 2021 (the “Separation Date”).
2. In consideration of execution and receipt by the Company of this Agreement by 5:00PM ET on October 20, 2021, the Company agrees (i) to provide Employee with a lump sum cash payment on the eleventh (11th) day after the date that Employee executes this Agreement, in the amount of $150,000.00, less applicable deductions and withholding. By Employee’s signature below, Employee acknowledges that the Company provided Employee with his final paycheck including all compensation, accrued and unused vacation, and all reimbursable expenses due to Employee from the Company as of the Separation Date. In addition to your $150,000.00 severance payment, you will be eligible to receive your short-term incentive target for Q3, payable 45-days after quarter end in the November 15th payroll run, less any applicable taxes and deductions. Additionally, on the eleventh (11th) day after the date of Employee’s execution of this Agreement, (ii) the Company shall continue

Employee’s health benefits until 12/31/2021, (iii) that, as has been approved by the Compensation Committee of the Company’s Board of Directors, the Employee’s awards under the Company’s Long-term Incentive Plan (LTIP) will have a vesting acceleration event, thereby vesting Employee’s entire LTIP entitlement granted in 2020 (consisting of an outstanding unvested amount of 34,672 units; 23,334 restricted stock units and 11,338 options) that would have occurred over the next three years in the absence of accelerated vesting. The Options are exercisable until ten years after the day of grant, i.e., October 28, 2030.
3. The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, equity, separation benefits or other compensation to which Employee may be entitled by virtue of Employee’s employment with the Company or Employee’s separation from the Company. To the fullest extent permitted by law, Employee forever waives, releases, discharges and indemnifies Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively, “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever based upon any legal or equitable theory, whether contractual, tort, common-law, statutory, decisional, federal, state, local or otherwise Employee ever had, has or may have, whether known or not known, against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct or occurrence, including but not limited to, any and all claims arising under: (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Americans with Disabilities Act, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (iv) any laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (v) the Worker Adjustment and Retraining and Notification Act; (vi) any applicable civil rights law; (vii) alleged discrimination or retaliation in employment; (viii) any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of Employee’s employment or Employee’s separation of employment, the terms and conditions of Employee’s employment with the Company, the separation of such employment, and/or any of the circumstances or events relating directly or indirectly to, or surrounding such separation; and (ix) any law (statutory or decisional) providing for attorneys’ fees, litigation costs or disbursements. Employee also waives their right to any relief available under any of the above.
4. The Employee agrees and has not and will not engage in any conduct that is injurious to the Company’s reputation or interest, including but not limited to (i) divulging, communicating, or in any way making use of any Confidential Information (as defined in Section 5 below) acquired in the performance of their duties at the Company; and (ii) publicly or privately disparaging (or inducing or encouraging others to publicly or privately disparage) or defaming the integrity of the Company or that may reasonably be expected to damage the business, image or reputation of the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written, electronic, or oral statement. The Company agrees to not engage in any conduct that is injurious to the Employee’s reputation or interest, including but not limited to (i) divulging, communicating, or in any way making use of any Confidential Information (as defined in Section 5 below) acquired in the performance of the Employee’s duties for the Company; and (ii) publicly or privately disparaging (or inducing or encouraging others to publicly or privately disparage)

or defaming the integrity of the Employee or that may reasonably be expected to damage the business, image or reputation of the Employee or their services with any written, electronic, or oral statement. Employee also agrees that, in consideration for the payments and other benefits provided to Employee pursuant to this Agreement, for a period of twelve months (12) from the date he signs this Agreement, Employee will not interfere with, solicit, work for, provide services to which are competitive to those provided by the Company, or in any way encourage that they cease or lessen their relationship with the Company, either directly or through anyone else, any of the Company’s current, former or prospective suppliers, customers, clients, investors, or business partners, including but not limited to those companies listed on Schedule A. Furthermore, for a period of twenty-four (24) from the date he/she signs this Agreement, Employee will not, in any way, directly or indirectly, encourage or solicit any employee of the Company to cease or lessen their employment with the Company or hire such employee. The Employee can obtain alternative employment, subject to compliance with the non-compete outlined above.
5. During the term of employment, Employee may have had access to “Confidential Information” which includes unpublished and otherwise confidential information both of a technical and non-technical nature, relating to terms of employment, terms of this Agreement, customer service records, Company training materials, the business of the Company or its clients, customers, vendors or other third parties, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Employee and others have collected, developed, obtained or created, including works for hire, information pertaining to accounts, prices, materials, processes, codes, material results, technology, system designs and specifications, intellectual property, trade secrets, and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential. Employee agrees not to disclose or use any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing. Employee's obligations under this Agreement will continue until such information becomes generally available from public sources through no fault of Employee or any representative of Employee. Notwithstanding the foregoing, Employee shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that the employee first notifies the Company such that the Company has the opportunity to obtain a protective order or other remedy. Employee further acknowledges the confidentiality and non-solicitation obligations, Company policies, procedures and other terms of employment agreed upon commencement of employment that will now survive termination unless they conflict with the terms of this Agreement. In such case of conflict, this Agreement shall govern. The employee acknowledges they have returned to the Company all property, documents, materials, and any Confidential Information in their possession or control belonging to the Company or containing proprietary information. Employee may disclose Trade Secrets in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Employee may file retaliation lawsuits for reporting a suspected violation of law and may disclose related Trade Secrets to his attorney and use them in related court proceedings, as long as Employee files the documents containing the Trade Secrets under seal and does not otherwise disclose the Trade Secrets except pursuant to court order.
Furthermore, Employee agrees to keep the terms of this Agreement confidential and shall not disclose such terms to any third party.

6. Employee will cooperate with the Company in connection with any investigation, administrative proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge and will give prompt notice to Company of any subpoena or request requiring Employee to provide information and will make no disclosure until the Company has had a reasonable opportunity to contest such disclosure. In the event that the Employee is required to participate in any investigation, administrative proceeding or litigation related to any matter in which they were involved, they will be compensated for any reasonable out-of-pocket costs incurred in connection therewith, provided that such costs are reviewed with the Company in advance of being incurred.
7. To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Employee pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Employee may now have, have ever had, or may in the future have against the Releasees, which is based in whole or in part on any matter covered by this Agreement. Nothing in this Section 7 shall prohibit Employee from filing a charge or complaint with a government agency; provided, however, Employee understands and agrees that, by entering into this Agreement, Employee is releasing any and all individual claims for relief, and is waiving Employee’s right to recover any damages or other equitable or injunctive relief of any claim or suit brought by or through any federal, state, or local government agency or other party. Further, Employee acknowledges and agrees that any and all subsequent disputes between Employee and the Company shall be resolved through arbitration as provided below. Nothing in this Section 7 shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
8. This Agreement is not and shall not be construed or contended by Employee or otherwise to be an admission or evidence of any wrongdoing or liability on the part of the Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. The Parties hereto agree and acknowledge that this Agreement shall not be interpreted to render Employee to be a prevailing party for any purpose, including but not limited to, an award of attorneys' fees. Employee is responsible for payment of any and all taxes applicable to any settlement monies received. In the event the Internal Revenue Service or other taxing authority challenges the above allocation, the Parties agree to work together cooperatively in connection with any such challenge. Employee shall be solely responsible for paying all taxes and penalties owed by him and the Company shall be solely responsible for payment of all taxes and monies owed by it.
9. The Employee acknowledges they have carefully read this Agreement, has had an opportunity to consider the terms and consult an attorney and is signing this Agreement voluntarily. This Agreement constitutes the entire agreement between Employee and the Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the confidentiality and other agreements and obligations referred to in Section 5 above. Employee acknowledges that neither the Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing Employee to execute this Agreement, and Employee acknowledges that Employee has executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein. This

Agreement is binding upon, and shall insure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an email or facsimile copy shall have the same force and effect as execution of an original. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto.
This Agreement, subject to the terms contained within, is effective upon execution. Should any of the provisions of this Agreement (other than the Release of Claims provision) be determined to be invalid by a court of competent jurisdiction, the Parties agree that this shall not affect the enforceability of the other provisions of the Agreement. In such case, the Parties shall renegotiate the invalidated provision(s) in good faith to effectuate its/their purpose and to conform the provision(s) to applicable law.

10. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to the conflict of laws provisions thereof. Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, any and all disputes, claims or controversy arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement shall be resolved by mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures. If mediation is unsuccessful, the parties then agree to have such dispute settled by, and consent to the process of, arbitration administered by the AAA in accordance with its Commercial Arbitration Rules in lieu of litigation, with judgment on the award rendered by the arbitrator(s) as final, binding and conclusive, and judgment on any award may be entered in any court having competent jurisdiction. The arbitrator's decision shall be final, binding, and conclusive. The location of any mediation or arbitration shall be in Pinellas or Hillsborough County, Florida, and each party shall assume their own costs, including attorney’s fees. This Agreement shall be governed by Florida law as to construction and severability. Subject to the terms of this Agreement, actions to enforce the terms of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court located in Hillsborough or Pinellas County, Florida.
11. Employee acknowledges that this Agreement is in compliance with the Age Discrimination in Employment Act and The Older Worker Benefit Protection Act and that the Releases set forth in Paragraph 3 hereof shall be applicable, without limitation, to any claims brought under these Acts. Employee further acknowledges and agrees that:
a. The Releases given by Employee are solely in exchange for the consideration set forth in Paragraph 3 of this Agreement and such consideration is in addition to anything of value which Employee received before entering this Agreement.
b. By entering this Agreement, Employee does not waive rights or claims that may arise after the date this Agreement is executed.
c. Employee has been advised to consult an attorney before entering into this Agreement, and that this provision of this Agreement satisfies the requirement of the Age

Discrimination in Employment Act and The Older Worker Benefit Protection Act that she be so advised in writing.
d. Employee has had at least twenty one (21) days within which to consider this Agreement and this agreement shall not become effective or enforceable until after eleven (11) days have passed from the date it was signed by the Employee. Employee can reject such agreement within such eleven (11) days. If Employee were to reject this Agreement, he shall do so in writing and deliver such by certified mail to Digital Media Solutions, Inc., Attn: Colleen Liguori, 4800 140th Ave N., Suite 101, Clearwater, FL 33762. If Employee revokes this Agreement and Release during this 11 day period, this Agreement becomes null and void in its entirety.

12. The monies provided under this Agreement are intended to satisfy the separation pay exception to the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Code Section 409A”). To the extent this Agreement becomes subject to Code Section 409A, it shall be construed and modified, and monies paid hereunder, as the Company deems necessary or appropriate to comply with Code Section 409A. In no event will the Company be required to pay any taxes or penalties that may be incurred as a result of a violation of Code Section 409A and such amounts shall be the sole responsibility of Employee.
13. Employee acknowledges that he is signing this Agreement knowingly and voluntarily, that he has read and understood all of the terms of this Agreement, and that he does not rely on any representation or statement, written or oral, not set forth in this Agreement and Release. Employee further acknowledges and understands that he has accepted the consideration referenced in this Agreement in full satisfaction of all claims and obligations of the Company to him regarding any matter or incident up to the date he executes this Agreement and Employee affirmatively intends to be legally bound thereby. Because Employee is not a recipient of Medicare benefits as of the date of this release, no conditional payments have been made by Medicare. Employee hereby agrees and acknowledges that he is not entitled to receive any additional consideration or benefits from the Company, other than as expressly provided herein.

Accepted to and Agreed:

EMPLOYEE

By	Jonathan Katz	Date	October 1, 2021
Jonathan Katz

DIGITAL MEDIA SOLUTIONS, INC.

By	Tony Saldana	Date	September 30, 2021
Tony Saldana
EVP Compliance & General Counsel

Schedule A

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